Exhibit 99.1

RECENT DEVELOPMENTS

The following information is based on data obtained for the eight-week period ended June 25, 2016. The eight-week period refers to May 1, 2016 to June 25, 2016, as compared to May 3, 2015 to June 27, 2015. This information has been prepared by our management and is estimated, preliminary and unaudited and subject to adjustment based upon, among other things, additional data becoming available, the completion of the final fiscal month of the second fiscal quarter ending July 30, 2016, and the finalization of our quarter-end closing and reporting processes. Accordingly, the preliminary estimates for the first two fiscal months ended June 25, 2016 may not be indicative of our actual reported results for the second quarter ending July 30, 2016 and our reported results may reflect different information for the first two fiscal months of the second fiscal quarter and any differences may be significant. In light of the foregoing, Eligible Holders are cautioned not to place undue reliance on such financial information. In addition, our auditors have not audited, reviewed, compiled or performed any procedures with respect to the following information.

For the eight-week period ended June 25, 2016, same store sales for our Domestic and International segments increased by approximately 0.3% and 1.6%, respectively, and same store sales for Toys Europe and its subsidiaries increased by approximately 0.8% (assuming the Reorganization Transactions had been effectuated at the beginning of the period). Consolidated net sales for the eight-week period ended June 25, 2016 were approximately $1,387 million, a decrease of approximately $15 million as compared to the prior year, when excluding an approximate $9 million benefit from foreign currency translation. The decline in net sales was primarily due to the closure of our Times Square and FAO Schwarz flagship stores.

REORGANIZATION TRANSACTIONS

Prior to the consummation of the exchange offers, the Company and its subsidiaries have effected certain initial internal corporate reorganization transactions, including the formation of the following entities as wholly-owned direct or indirect subsidiaries of Toys “R” Us Europe LLC (“Toys Europe”): TRU Taj Holdings 1, LLC (“Taj 1”), TRU Taj Holdings 2 Limited (“Taj 2”), TRU Taj Holdings 3, LLC (“Taj 3”), the Issuer, TRU (Japan) Holdings Parent Ltd (“New Japan Parent”) and TRU Taj (Spain) Holdings, LLC (“Spain Holdings”). Prior to, or substantially concurrently with the consummation of the exchange offers, the Company and Toys Europe will transfer equity interests in certain foreign and domestic subsidiaries to the Issuer or to subsidiaries of the Issuer, as described in the Support Agreement. Such transferred subsidiaries will comprise (i) the Japan, Europe and Australia operations of the Company, (ii) TRU Asia, LLC, which is the indirect parent company of the Company’s ownership interest in the Asia JV, and (iii) Wayne Real Estate Parent Company LLC (“Wayne”) and its subsidiaries.

We refer to the reorganization transactions described above as the “Reorganization Transactions.” The final structure after giving effect to the Reorganization Transactions and the exchange offers is depicted in the chart below:

(1)	“UK Group” includes the following Guarantors: Toys “R” Us (UK) Limited, Toys “R” Us Holdings Limited, TRU (BVI) Finance II, Ltd., TRU (UK) H6, LLC, TRU (UK) H4 Limited, Toys “R” Us Financial Services Limited, Toys “R” Us Limited and Toys “R” Us Properties Limited. For the avoidance of doubt, UK Propco (as defined below) will not be a Guarantor. Such entities, other than TRU (UK) H6, LLC (a Delaware limited liability company), will be subject to second-lien Stock Pledges.
(2)	“Other Europe” includes TRU (France) Holdings Ltd. (a UK entity), which will be 65% pledged by a second-lien Stock Pledge, and Toys “R” Us GmbH (a German entity), which will be 100% pledged by a second-lien Stock Pledge and which will provide a Guarantee. In addition, we expect that the equity interests in TRU Global Imports B.V, a Dutch entity, will be transferred to TRU (UK) H8 Limited prior to the Settlement Date, in which case TRU Global Imports B.V. would be 100% pledged by a second-lien Stock Pledge and would guarantee the New Secured Notes. However, the exchange offers are not conditioned on such transfer or pledge or such guarantee.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

Set forth below is summary historical condensed consolidated financial data for Toys Europe and its subsidiaries for the dates and for the periods indicated. The summary historical condensed consolidated financial data has been presented to show the assets, liabilities and results of operations of such entities assuming the Reorganization Transactions (but not the exchange offers) had been effectuated at the beginning of the periods presented. Tax balances are presented on a combined basis, allocated to Toys Europe and its subsidiaries.

The financial data set forth below was derived from the Company’s historical internal financial statements, and has not been audited or reviewed by our independent accountants. The financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2016, as well as our consolidated financial statements and condensed consolidated interim financial statements and the related notes thereto incorporated by reference herein.

Toys Europe and Subsidiaries

Condensed Consolidated Operations Data

	Fiscal Years Ended			Thirteen Weeks Ended		Twelve Months Ended
	February 1, 2014	January 31, 2015	January 30, 2016	May 2, 2015	April 30, 2016	April 30, 2016
	(In millions)
Revenues
Net Sales	$4,007	$3,987	$3,622	$677	$699	$3,644
Other Revenues (a)	275	291	271	69	72	274

Total Revenues	4,282	4,278	3,893	746	771	3,918
Cost of Sales	2,462	2,446	2,220	411	431	2,240

Gross Margin	1,820	1,832	1,673	335	340	1,678

Selling, General and Administrative Expenses	1,374	1,377	1,201	282	290	1,209
Depreciation and Amortization	136	125	118	30	29	117
Goodwill Impairment	17	—	—	—	—	—
Other Expense (Income), Net	13	(8)	3	(2)	(1)	4
Intercompany Expense	113	90	102	23	14	93

Total Operating Expenses	1,653	1,584	1,424	333	332	1,423

Operating Earnings	167	248	249	2	8	255
Interest Expense	(211)	(122)	(114)	(31)	(36)	(119)
Interest Income	4	3	3	1	1	3

Earnings (Loss) Before Income Taxes	(40)	129	138	(28)	(27)	139
Income Tax Expense (Benefit)	96	36	49	(7)	(8)	48

Net Earnings (Loss)	(136)	93	89	(21)	(19)	91
Less: Net Earnings Attributable to Noncontrolling Interest	3	4	6	1	1	6

Net Earnings (Loss) Attributable to Toys Europe	$(139)	$89	$83	$(22)	$(20)	$85

Other Operating Data:
Adjusted EBITDA (b)	$347	$375	$386	$32	$42	$396
Same Store Sales %	(3.6)%	2.2%	0.8%	0.4%	0.9%
Issuer Consolidated Adjusted EBITDA (c)			$152			$160
Issuer Leverage Ratio (d)			4.2x			4.0x

(a)	Comprised of Propco I’s base rents and tenant reimbursements from Toys “R” Us—Delaware, Inc.
(b)	Adjusted EBITDA for Toys Europe is defined as EBITDA (earnings (loss) before net interest expense (income), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, goodwill and asset impairment charges, severance, impact of litigation, store closure costs, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare the operating performance of Toys Europe with its results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA of Toys Europe as measures of operating performance. See “Non-GAAP Financial Measures” for additional information. A reconciliation of net earnings (loss) attributable to Toys Europe and its subsidiaries to Adjusted EBITDA is presented in the table on the following page.
(c)	Issuer Consolidated Adjusted EBITDA represents “Issuer Consolidated EBITDA” as defined in the “Description of New Secured Notes.” A reconciliation of net earnings (loss) attributable to Toys Europe and its subsidiaries to Issuer Consolidated Adjusted EBITDA is presented in the table on the following page. Issuer Consolidated Adjusted EBITDA as presented herein has been calculated in accordance with the definition of “Issuer Consolidated EBITDA” as defined in “Description of New Secured Notes.” Issuer Consolidated Adjusted EBITDA is primarily a covenant calculation, and therefore is not entirely comparable to the calculation of Adjusted EBITDA for the Company.
(d)	The Issuer Leverage Ratio has been calculated in accordance with the definition of “Issuer Leverage Ratio” as defined in the “Description of New Secured Notes” herein. The aggregate principal amount of the New Secured Notes included in the calculation gives effect to the consummation of the exchange offers and the Concurrent Private Placements and assumes that (i) all of the Senior Notes have been tendered prior to the Early Tender Date and have, subject to the 2017 Cap and the Total Cap, been accepted by the Issuer and (ii) all of the participating holders of 2017 Notes (other than the Notes Only Parties) selected the Notes and Cash Option. Accordingly, the calculation of the Issuer Leverage Ratio represents the ratio of:

•	the sum of (i) $582 million of New Secured Notes issued in the exchange offers and the Concurrent Private Placements, plus (ii) for January 30, 2016, $49 million of Toys-Japan 1.85%-2.18% term loans, due fiscal 2016-2021, or, for April 30, 2016, $54 million of Toys-Japan 1.85%-2.18% term loans, due fiscal 2016-2021 (with the increase from January 30, 2016 being due to changes in the exchange rate) plus (iii) $11 million of financing obligations and other borrowed monies of Toys “R” Us SARL; to

•	Issuer Consolidated Adjusted EBITDA for the fiscal year ended January 30, 2016 or the twelve months ended April 30, 2016, as applicable.

The Issuer Leverage Ratio is primarily a covenant calculation, and therefore would not be entirely comparable to a leverage ratio calculated for the Company on a consolidated basis.

A reconciliation of net earnings (loss) attributable to Toys Europe and its subsidiaries to EBITDA, Adjusted EBITDA and Issuer Consolidated Adjusted EBITDA is as follows:

	Fiscal Years Ended			Thirteen Weeks Ended		Twelve Months Ended
	February 1, 2014	January 31, 2015	January 30, 2016	May 2, 2015	April 30, 2016	April 30, 2016
	(In millions)
Net earnings (loss) attributable to Toys Europe	$(139)	$89	$83	$(22)	$(20)	$85
Add:
Income tax expense (benefit)	96	36	49	(7)	(8)	48
Interest expense, net	207	119	111	30	35	116
Depreciation and amortization	136	125	118	30	29	117

EBITDA	300	369	361	31	36	366
Adjustments:
Compensation expense (a)	2	5	2	1	1	2
Sponsors’ management and advisory fees (b)	6	1	—	—	—	—
Severance	—	1	9	—	—	9
Store closure costs (c)	1	(3)	1	—	—	1
Litigation (d)	—	—	(1)	—	4	3
Certain transaction costs	—	—	1	—	(1)	—
Foreign currency re-measurement (e)	—	7	4	—	—	4
Impairment of long-lived assets (f)	24	4	10	—	—	10
Net earnings attributable to noncontrolling interest (g)	3	4	6	1	1	6
Net (gain) loss on sales of properties (h)	(6)	(13)	(7)	(1)	1	(5)
Goodwill impairment (i)	17	—	—	—	—	—

Total Adjustments	47	6	25	1	6	30

Adjusted EBITDA	$347	$375	$386	$32	$42	$396

Less:
Propco I Adjusted EBITDA (j)			(178)			(180)
UK Propco intercompany rent			(36)			(36)
France Propco intercompany rent			(8)			(8)
30% of Asia JV Adjusted EBITDA			(12)			(12)

Issuer Consolidated Adjusted EBITDA (k)			$152			$160

(a)	Primarily represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.
(b)	Represents fees expensed to the Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter.
(c)	Represents store closure costs, net of lease surrender income.
(d)	Represents certain litigation expenses and settlements recorded for legal matters.
(e)	Represents the unrealized loss on foreign exchange related to intercompany balances with affiliates.
(f)	Asset impairments primarily due to the identification of underperforming stores, the relocation of certain stores and property sales.

(g)	Represents noncontrolling interests in Asia JV.
(h)	Represents net (gain) loss on sale of properties.
(i)	Represents the impairment of goodwill associated with our Toys-Japan reporting unit.
(j)	For the fiscal year ended January 30, 2016 and the twelve months ended April 30, 2016, Propco I Adjusted EBITDA is as follows:

	Fiscal Year Ended January 30, 2016	Twelve Months Ended April 30, 2016
	(In millions)
Net earnings	$90	$91
Add:
Interest expense, net	60	60
Depreciation and amortization	26	25

EBITDA	176	176
Adjustments:
Impairment of long-lived assets	9	9
Net gains on sales of properties	(7)	(5)

Total Adjustments	2	4

Adjusted EBITDA	$178	$180

(k)	As defined in the indenture for the calculation of the Issuer Leverage Ratio.

Toys Europe and Subsidiaries

Condensed Consolidated Balance Sheet Data

	January 31, 2015	January 30, 2016	April 30, 2016
		(In millions)
ASSETS
Current Assets:
Cash & Cash Equivalents	$559	$532	$268
Accounts & Other Receivables	119	119	145
Merchandise Inventories	569	581	746
Current Deferred Tax Assets	10	—	—
Prepaid Expenses & Other Current Assets	78	63	94

Total Current Assets	1,335	1,295	1,253
Property & Equipment, Net	1,546	1,454	1,476
Goodwill	64	64	64
Deferred Tax Assets	106	93	100
Restricted Cash	44	44	47
Straight-line Rent Receivable from Affiliate	190	196	196
Other Assets	205	195	208

TOTAL ASSETS	$3,490	$3,341	$3,344

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$598	$564	$531
Accrued Expenses & Other Current Liabilities	320	314	256
Income Taxes Payable	16	22	18
Current Portion of Long-Term Debt	139	48	57

Total Current Liabilities	1,073	948	862
Long-term Debt	1,335	1,340	1,410
Deferred Tax Liabilities	29	25	27
Deferred Rent Liabilities	155	157	158
Due to Affiliates, Net (1)	190	192	195
Other Non-current Liabilities	142	123	133
Temporary Equity—Noncontrolling Interest	85	111	119
Total Stockholders’ Equity	481	445	440

TOTAL LIABILITIES, TEMPORARY EQUITY & STOCKHOLDERS’ EQUITY	$3,490	$3,341	$3,344

(1)	Primarily represents net intercompany loans payable to Toys “R” Us, Inc. Prior to the consummation of the exchange offers, the Company currently anticipates that the terms of these net intercompany loans payable will be amended to provide for subordination in right of payment to the Guarantee of the New Secured Notes, and the maturity dates will be extended beyond the maturity date of the New Secured Notes. In addition, Toys “R” Us, Inc. may, but is not obligated to, directly or indirectly transfer these balances to the Issuer or any of its subsidiaries (on a net or a gross basis) as a contribution to the equity of the Issuer and its subsidiaries.

RISK FACTORS

A significant portion of the Company’s and the Issuer’s and the applicable Guarantor’s respective assets and liabilities are attributable to non-guarantor subsidiaries.

For the purposes of your decision whether to participate in the exchange offers, you should assume that a significant portion of the Company’s assets and liabilities are attributable to non-guarantor subsidiaries and that the assets of the Guarantors may not be sufficient to satisfy claims of holders of New Secured Notes in the event of the bankruptcy, liquidation or insolvency of the Issuer. Other than the operating entities in Australia, Germany and the UK that guarantee the New Secured Notes, the Issuer and the Guarantors are holding companies with no operations and no material assets (other than equity interests in their respective subsidiaries). For the fiscal year ended January 30, 2016 and the thirteen weeks ended April 30, 2016, the Issuer and the Guarantors (excluding their consolidated subsidiaries), accounted for approximately 10% of the Company’s consolidated net sales. As of April 30, 2016, the Issuer and the Guarantors (excluding their consolidated subsidiaries) accounted for less than 10% of the Company’s total assets. The New Secured Notes and the Guarantees will be structurally subordinated to indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.

The Issuer may not have access to sufficient cash to make payments on the New Secured Notes.

The Issuer conducts its operations through its subsidiaries. As a result, the Issuer is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its outstanding debt service and other obligations. The Issuer’s subsidiaries may not generate sufficient cash from operations to enable it to make principal and interest payments on its indebtedness, including the New Secured Notes. In addition, the terms of loans and credit lines at Toys-Japan, the terms of the European ABL Facility and the terms of certain other indebtedness of the Company’s subsidiaries prevent payments of cash from certain subsidiaries to the Issuer. As a result, we expect that cash from operations of PropCo I will be the primary source of funding for payments on the New Secured Notes. In addition, PropCo I has approximately $912 million of outstanding indebtedness as of April 30, 2016 under its senior unsecured term loan facility and such indebtedness contains restrictions on dividends and distributions in respect of Propco I’s equity.

Furthermore, any payment of dividends, distributions, loans or advances to the Issuer by its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which the Issuer’s subsidiaries operate. In addition, payments to the Issuer by its subsidiaries will be contingent upon the Issuer’s subsidiaries’ earnings or financial condition and various business considerations. The Issuer’s subsidiaries are permitted under the terms of its indebtedness, including the New Secured Notes Indenture, to incur additional indebtedness that may restrict payments from subsidiaries to the Issuer. The Issuer cannot assure you that agreements governing current and future indebtedness of its subsidiaries will permit them to provide it with sufficient cash to fund payments on the New Secured Notes when due.

As of April 30, 2016, on a pro forma basis, after giving effect to the consummation of the exchange offers and the Concurrent Private Placements (including fees and expenses) and assuming that (i) all of the Senior Notes have been tendered prior to the Early Tender Date and have, subject to the 2017 Cap and the Total Cap, been accepted by the Issuer and (ii) all of the participating holders of the 2017 Notes (other than the Notes Only Parties) selected the Notes and Cash Option, the Company’s consolidated cash and cash equivalents balance would have been $406 million.

Cash and cash equivalents at each respective legal entity are subject to restrictions on transfers imposed by applicable law, including restrictions on certain foreign subsidiaries that may prohibit or limit their ability to distribute amounts to the Company’s domestic entities, and may be subject to debt covenant restrictions as well as seasonal working capital needs, which primarily represent the purchase of inventory and operating expenses. The Company’s cash and cash equivalent balance is typically highest during the fourth quarter, in conjunction with the holiday season. As of April 30, 2016, the cash and cash equivalent balance consisted of the following:

(In millions)	April 30, 2016
Europe	$78
Asia JV	62
Canada	23
Japan	17
Australia	6
Toys “R” Us Property Company II, LLC	115
Toys “R” Us Property Company I, LLC	100
Toys “R” Us, Inc.	2
Corporate and Other (1)	55

Total Consolidated	$458

(1)	Includes Domestic and other International entities

The Issuer’s subsidiaries and the Company’s subsidiaries are separate and distinct legal entities and, except for subsidiaries that act as Guarantors of the New Secured Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the New Secured Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

If the Company’s subsidiaries are unable to repay or refinance their indebtedness, they may be forced to take other actions to satisfy such indebtedness, which may not be successful and which may have adverse consequences to the financial position of the Company and its subsidiaries, including the Issuer.

Certain subsidiaries of the Company have indebtedness they will need to repay or refinance in the near or intermediate term. Market conditions and other factors beyond the control of the Company and its subsidiaries could impact their ability to refinance their indebtedness on favorable terms or at all. If they are unable to repay or refinance such indebtedness, they could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure their indebtedness. These alternative measures may not be successful and may not permit such subsidiaries to meet their respective debt obligations, or to continue to provide funds to the Company, the Issuer, or their respective subsidiaries for them to finance their respective operations or meet their respective debt obligations.

For example, as of April 30, 2016, Toys “R” Us Properties (UK) Limited (“UK Propco”), an indirect wholly-owned subsidiary of the Issuer, has $374 million of indebtedness (collectively, the “UK Propco Loan”) under a real estate credit facility that matures on July 7, 2020. Under an operating company/property company structure, UK Propco leases these properties on a triple-net basis to Toys “R” Us Limited (“UK Opco”). Substantially all of UK Propco’s revenues and cash flows are derived from payments from UK Opco under a series of amended lease agreements. Although the UK Propco Loan is not guaranteed by the Company or the Issuer, a default under the UK Propco Loan would entitle the lender thereunder to proceed against UK Propco and its real estate property and leasehold interests in property.

Additionally, as of April 30, 2016, Toys “R” Us Property Company II, LLC (“Propco II”), an indirect wholly-owned subsidiary of the Company, has $717 million of 8.500% senior secured notes (the “Propco II Notes”) that mature on December 1, 2017. The Company and Propco II are currently contemplating various alternatives for the repayment or refinancing of the Propco II Notes, and have begun to engage in discussions with potential lenders and other sources of financing. Although the Propco II Notes are not guaranteed by the Company or any subsidiary of the Company, a default under the Propco II Notes would entitle the holders of such Propco II Notes to proceed against Propco II and the real estate property and leasehold collateral granted to secure the Propco II Notes.

Furthermore, a subsidiary’s default under its indebtedness, or a bankruptcy or insolvency proceeding involving a subsidiary of the Company, could, depending on the amount of such indebtedness and/or the size of such subsidiary, also entitle holders of other debt, including holders of the Senior Notes and the New Secured Notes, to accelerate their indebtedness or otherwise proceed against the Issuer and the Guarantors. In such an event, it is possible that the Company and its subsidiaries, including the Issuer, will not have sufficient funds to repay accelerated indebtedness. As such a default could affect the creditworthiness of the Company and its subsidiaries, the Company and its subsidiaries could be unable to obtain financing necessary to repay accelerated indebtedness on acceptable terms or at all.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last at least two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, including with respect to the laws and regulations that will apply as the United Kingdom determines which European Union laws to replace or replicate in the event of a withdrawal. The referendum has also given rise to calls for the governments of other European Union member states to consider withdrawal. These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have a material adverse effect on our business, financial condition and results of operations. These factors could also have a material adverse effect on our ability to meet our liquidity needs and could negatively impact the price of our New Secured Notes and our Senior Notes.

SOURCES AND USES

We will not receive any cash proceeds in the exchange offers. The Senior Notes exchanged by holders in the exchange offers will be retired and cancelled and will not be reissued.

The following table summarizes the estimated sources and uses in connection with the exchange offers and related transactions (including the Concurrent Private Placements), assuming maximum participation in the exchange offers, that all of the participating holders of 2017 Notes (other than the Notes Only Parties) elect the Notes and Cash Option, and that the exchange offers are consummated on August 16, 2016. Actual amounts set forth in the table and accompanying footnotes will vary from estimated amounts depending on several factors, including differences between actual participation rates and elections in the exchange offers as compared to our assumptions, our estimates of the fees and expenses as compared to actual fees and expenses, and the actual closing date of the exchange offers.

Amount
Sources:	(In millions)
New Secured Notes issued in the exchange offers	$525
Premium Notes issued to the Support Parties	7
Backstop Notes	50
Exchange ratio discount on the 2018 Notes (1)	31
Cash on hand (2)(3)	130

Total Sources	$743

Uses:
Accepted tenders of 2017 Notes	$400
Accepted tenders of 2018 Notes (4)	306
Accrued and unpaid interest (3)	8
Fees and expenses (5)	29

Total Uses	$743

(1)	Represents the difference, as a result of the exchange ratio for the 2018 Notes, between the aggregate principal amount of 2018 Notes accepted for payment and the aggregate principal amount of New Secured Notes issued in respect thereof.
(2)	Cash on hand is provided by Toys “R” Us, Inc. and will be funded from approximately $28 million of dividends from the Asia JV and approximately $24 million of distributions from PropCo I. The remaining cash on hand will be contributed by Toys “R” Us, Inc. after Toys “R” Us-Delaware, Inc. draws additional indebtedness under its secured revolving credit facility and uses amounts therefrom to repay certain intercompany indebtedness owed to Toys “R” Us, Inc.
(3)	Reflects August 15, 2016 scheduled interest payments on the 2017 Notes.
(4)	Represents the maximum aggregate principal amount of 2018 Notes that would be accepted for exchange assuming maximum participation and acceptance in the exchange offers, and further assumes that all of the participating holders of 2017 Notes (other than the Notes Only Parties) select the Notes and Cash Option (if we instead assumed that all participating holders of 2017 Notes select the Notes Only Option, the maximum aggregate principal amount of the 2018 Notes that would be accepted in the exchange would be $194 million).
(5)	Estimated transaction costs consisting of professional fees and expenses (including counsel and advisors for the Support Parties), cash payments and premiums to the Support Parties and the Backstop Party (including a funding fee to the Backstop Party in the form of original issue discount), and other expenses relating to the transaction. Because the Support Agreement provides that the 2.0% lock-up premium is payable on any Senior Notes acquired after the date of the Support Agreement, the total amount of Premium Notes that may be issued in connection with the exchange offers could exceed $7 million.

CAPITALIZATION

The following table sets forth as of April 30, 2016:

•	The actual consolidated capitalization of the Company;

•	The Company’s consolidated capitalization on an as adjusted basis to give effect to the consummation of the Reorganization Transactions, the exchange offers and the Concurrent Private Placements (including fees and expenses), assuming that (i) all of the Senior Notes have been tendered prior to the Early Tender Date and have, subject to the 2017 Cap and the Total Cap, been accepted by the Issuer and (ii) all of the participating holders of the 2017 Notes (other than the Notes Only Parties) selected the Notes and Cash Option (such assumptions, “Company Assumption 1”); and

•	The Company’s consolidated capitalization on an as adjusted basis to give effect to the consummation of the reorganization transactions, the exchange offers and the Concurrent Private Placements (including fees and expenses), assuming that (i) only the Support Parties’ Senior Notes subject to the Support Agreement were tendered and accepted by the Issuer and (ii) the Support Parties (other than the Notes Only Parties) selected the Notes and Cash Option (such assumptions, “Company Assumption 2”).

This table should be read in conjunction with the consolidated financial statements and the related notes thereto and the other financial information included and incorporated by reference in this Offering Memorandum.

	As of April 30, 2016
	Actual	As Adjusted (Company Assumption 1)	As Adjusted (Company Assumption 2)
	(In millions)
Cash and cash equivalents (1)	$458	$406	$406

Toys Europe Short-term borrowings:
Asia JV uncommitted lines of credit (2)	5	5	5

Long-term debt:
Toys-Delaware long-term debt:
8.500% senior secured notes, due fiscal 2017 (3)	717	717	717
Incremental secured term loan facility, due fiscal 2018	128	128	128
Second incremental secured term loan facility, due fiscal 2018	64	64	64
$1.85 billion secured revolving credit facility, expires fiscal 2019 (4) (5)	586	656	625
Tranche A-1 loan facility, due fiscal 2019	270	270	270
Secured term B-4 loan facility, due fiscal 2020	985	985	985
8.750% debentures, due fiscal 2021 (6)	22	22	22
Finance obligations associated with capital projects	167	167	167
Capital lease and other obligations	16	16	16

Subtotal	2,955	3,025	2,994
Toys Europe:
Toys-Japan unsecured credit lines, expire fiscals 2016-2017 (7)	6	6	6
French real estate credit facility, due fiscal 2018	51	51	51
Senior unsecured term loan facility, due fiscal 2019	912	912	912
UK real estate credit facility, due fiscal 2020	374	374	374
European and Australian asset-based revolving credit facility, expires fiscal 2020 (8)	54	54	54
Toys-Japan 1.85%-2.18% loans, due fiscals 2016-2021	52	52	52
Finance obligations associated with capital projects	14	14	14
Capital lease and other obligations	4	4	4
New Secured Notes (9)	—	553	316

Subtotal	1,467	2,020	1,783
Parent and Other:
10.375% senior notes, due fiscal 2017	444	49	163
7.375% senior notes, due fiscal 2018	401	94	264

Subtotal	845	143	427

Total (10)	5,268	5,189	5,205
Less: Current portion	(83)	(83)	(83)

Total long-term debt (11)	5,185	5,106	5,122

Total stockholders’ deficit (12)	(1,341)	(1,314)	(1,330)

Total capitalization	$3,932	$3,880	$3,880

(1)	Reflects cash provided by Toys “R” Us, Inc. and funded from approximately $28 million of dividends from the Asia JV and approximately $24 million of distributions from PropCo I. Excludes impact of cash used to pay accrued interest.
(2)	Represents amounts outstanding under HKD 273 million total uncommitted unsecured lines of credit.
(3)	Represents obligations of Propco II.
(4)	Reflects remaining cash for transaction to be contributed by Toys “R” Us, Inc. after Toys “R” Us-Delaware, Inc. draws additional indebtedness under its secured revolving credit facility and uses amounts therefrom to repay certain intercompany indebtedness owed to Toys “R” Us, Inc.

(5)	Represents borrowings outstanding under the Toys-Delaware ABL Facility, which provides borrowings up to $1.85 billion with incremental borrowing capacity of up to $870 million.
(6)	Represent a Co-obligation of Toys “R” Us, Inc.
(7)	On June 30, 2016, Toys Japan entered into an agreement to refinance and combine its existing ¥3.5 billion Tranche 2 ($34 million at June 30, 2016) and ¥2.0 billion Tranche 1B ($19 million at June 30, 2016) committed credit lines into a ¥9.45 billion ($92 million at June 30, 2016) Tranche 2 committed credit line. The new facility matures on June 29, 2018 and bears an interest rate 80 basis points above the Tokyo Interbank Offered Rate (“TIBOR”). Represents amounts outstanding under total committed lines of credit of ¥18.9 billion as of June 30, 2016 and total uncommitted lines of credit of ¥1.5 billion as of June 30, 2016.
(8)	Represents amounts outstanding under the European ABL Facility, which provides for borrowings up to £138 million, plus potential incremental borrowing capacity of up to £62 million.
(9)	Amount shown for Company Assumption 1 reflects $582 million of New Secured Notes (including $57 million of New Secured Notes issued in the Concurrent Private Placements), net of $29 million in transaction fees. Amount shown for Company Assumption 2 reflects $342 million of New Secured Notes (including $22 million of New Secured Notes issued in the Concurrent Private Placements), net of $26 million in transaction fees. Because the Support Agreement provides that the 2.0% lock-up premium is payable on any Senior Notes acquired after the date of the Support Agreement, the total amount of Premium Notes that may be issued in connection with the exchange offers could exceed $7 million.
(10)	Total debt includes a $1 million rounding adjustment.
(11)	We maintain derivative instruments on certain of our long-term debt, which impacts our effective interest rates. Refer to Note 3 in our unaudited Condensed Consolidated Financial Statements entitled “Derivative instruments and hedging activities” in our Quarterly Report on Form 10-Q, incorporated by reference herein, for further details.
(12)	Change includes cancellation of indebtedness, the write-off of fees and original issue discount for extinguished debt.

The following table sets forth as of April 30, 2016:

•	The actual consolidated capitalization of Toys Europe;

•	Toys Europe’s consolidated capitalization on an as adjusted basis to give effect to the consummation of the Reorganization Transactions, the exchange offers and the Concurrent Private Placements (including fees and expenses), assuming that (i) all of the Senior Notes have been tendered prior to the Early Tender Date and have, subject to the 2017 Cap and the Total Cap, been accepted by the Issuer and (ii) all of the participating holders of the 2017 Notes (other than the Notes Only Parties) selected the Notes and Cash Option (such assumptions, “Europe Assumption 1”); and

•	Toys Europe’s consolidated capitalization on an as adjusted basis to give effect to the consummation of the reorganization transactions, the exchange offers and the Concurrent Private Placements (including fees and expenses), assuming that (i) only the Support Parties’ Senior Notes subject to the Support Agreement were tendered and (ii) the Support Parties (other than the Notes Only Parties) selected the Notes and Cash Option (such assumptions, “Europe Assumption 2”).

This table should be read in conjunction with the other financial information included and incorporated by reference in this Offering Memorandum.

	As of April 30, 2016
	Actual	As Adjusted (Europe Assumption 1)	As Adjusted (Europe Assumption 2)
	(In millions)
Cash and cash equivalents (1)	$268	$216	$216

Short-term borrowings:
Asia JV uncommitted lines of credit (2)	5	5	5
Long-term debt:
Toys-Japan unsecured credit lines, expire fiscals 2016-2017 (3)	6	6	6
French real estate credit facility, due fiscal 2018	51	51	51
Senior unsecured term loan facility, due fiscal 2019	912	912	912
UK real estate credit facility, due fiscal 2020	374	374	374
European and Australian asset-based revolving credit facility, expires fiscal 2020 (4)	54	54	54
Toys-Japan 1.85%-2.18% loans, due fiscals 2016-2021	52	52	52
Finance obligations associated with capital projects	14	14	14
Capital lease and other obligations	4	4	4
New Secured Notes (5)	—	553	316

Total	1,467	2,020	1,783

Less: Current portion	(57)	(57)	(57)

Total long-term debt (7)	1,410	1,963	1,726
Total stockholders’ equity (deficit) (6)	440	(165)	72

Total capitalization	$1,912	$1,860	$1,860

(1)	Reflects cash provided by Toys “R” Us, Inc. and funded from approximately $28 million of dividends from the Asia JV and approximately $24 million of distributions from PropCo I.
(2)	Represents amounts outstanding under HKD 273 million total uncommitted unsecured lines of credit.
(3)	On June 30, 2016, Toys Japan entered into an agreement to refinance and combine its existing ¥3.5 billion Tranche 2 ($34 million at June 30, 2016) and ¥2.0 billion Tranche 1B ($19 million at June 30, 2016) committed credit lines into a ¥9.45 billion ($92 million at June 30, 2016) Tranche 2 committed credit line. The new facility matures on June 29, 2018 and bears an interest rate 80 basis points above the TIBOR. Represents amounts outstanding under total committed lines of credit of ¥18.9 billion as of June 30, 2016 and total uncommitted lines of credit of ¥1.5 billion as of June 30, 2016.
(4)	Represents amounts outstanding under the European ABL Facility, which provides for borrowings up to £138 million, plus potential incremental borrowing capacity of up to £62 million.
(5)	Amount shown for Company Assumption 1 reflects $582 million of New Secured Notes (including $57 million of New Secured Notes issued in the Concurrent Private Placements), net of $29 million in transaction fees. Amount shown for Company Assumption 2 reflects $342 million of New Secured Notes (including $22 million of New Secured Notes issued in the Concurrent Private Placements), net of $26 million in transaction fees. Because the Support Agreement provides that the 2.0% lock-up premium is payable on any Senior Notes acquired after the date of the Support Agreement, the total amount of Premium Notes that may be issued in connection with the exchange offers could exceed $7 million.
(6)	Change includes dividend of tendered notes to Toys “R” Us, Inc. and contribution of additional cash.

(7)	The following chart provides additional information on the indebtedness included in the calculation of the Issuer Leverage Ratio:

	As of April 30, 2016
	As Adjusted (Europe Assumption 1)	As Adjusted (Europe Assumption 2)
	(In millions)
Total long-term debt (incl. current portion)	$2,020	$1,783
Less:
Toys-Japan unsecured credit lines, expire fiscals 2016-2017	6	6
French real estate credit facility, due fiscal 2018	51	51
Senior unsecured term loan facility, due fiscal 2019	912	912
UK real estate credit facility, due fiscal 2020	374	374
European and Australian asset-based revolving credit facility, expires fiscal 2020	54	54
Finance obligations associated with capital projects (a)	14	14
Capital lease and other obligations (a)	4	4
Add:
Toys “R” Us SARL debt obligations existing on closing date	11	11
Unamortized discounts and fees (b)	31	28

Issuer Indebtedness (c)	$647	$407

(a)	Excluded in the definition of “Issuer Indebtedness” in the “Description of the New Secured Notes,” which only includes funded indebtedness.
(b)	Represents unamortized discounts and fees on the Toys-Japan 1.85%-2.18% loans and the New Secured Notes.
(c)	As defined in the “Description of New Secured Notes” for the calculation of the Issuer Leverage Ratio.

DESCRIPTION OF SUPPORT AGREEMENT

On June 13, 2016, the Support Parties entered into the Support Agreement with the Company, whereby, subject to the terms and conditions contained in the Support Agreement: (i) such Support Parties agreed to tender approximately $421 million (approximately 50% of the outstanding principal amount) in aggregate principal amount of Senior Notes in the exchange offers, and (ii) certain of the Support Parties (representing approximately 25% of the outstanding principal amount of the 2017 Notes) have agreed to elect the Notes Only Option with respect to such 2017 Notes being tendered in the exchange offers. Following its formation, the Issuer executed a Joinder to the Support Agreement and became a party to the Support Agreement. For purposes of the Support Agreement, the Issuer and the Company are collectively referred to as the “Company Parties.”

The Support Agreement contains representations, warranties and other agreements by the Company Parties and the Support Parties. The Company Parties’ and the Support Parties’ obligations under the Support Agreement are subject to various customary conditions set forth in the Support Agreement, including the negotiation, execution and delivery definitive documentation for the exchange offers. The Support Agreement terminates upon certain events, including, upon notification, if the Settlement Date has not occurred by the date 30 business days after the date hereof (such date, the “Drop Dead Date”).

Among other things, the obligations of the Support Parties under the Support Agreement are subject to the following conditions, which may be waived by the Support Parties:

•	the documentation relating to the exchange offers being in form and substance on the economic terms, and otherwise consistent in all material respects, with the Support Agreement and being reasonably acceptable to certain Support Parties, as specified in the Support Agreement;

•	the consummation of the Reorganization Transactions prior to or concurrent with the consummation of the exchange offers;

•	there being no modifications, changes or waivers with respect to, or in connection with the Withdrawal Deadline, the Early Tender Date or the Expiration Date other than: (i) an extension of the Withdrawal Deadline by the Company for up to 10 business days in its sole discretion, (ii) an extension of the Withdrawal Deadline or re-opening of withdrawal rights that the Company has in its reasonable judgment, based on advice of counsel, determined to be required by applicable law, (iii) an extension by the Company of the Early Tender Date for up to 10 business days in its sole discretion and (iv) an extension of the Expiration Date until the date that is five business days prior to the Drop Dead Date (provided that none of the foregoing dates are extended beyond the Drop Dead Date);

•	there being no material adverse changes, or any developments that could reasonably be expected to result in material adverse changes, in the condition, financial or otherwise, or in the earnings, business, prospects, liabilities, property or operations, of the Company and its subsidiaries, taken as a whole, since the date of the Support Agreement;

•	there being no court of competent jurisdiction or other competent governmental or regulatory authority that has issued an injunction, ruling or order making illegal or otherwise restricting, preventing or prohibiting the transactions contemplated by the Support Agreement, the Offering Documents, any of the definitive documentation contemplated by Support Agreement or the Offering Documents or the performance of the Company Parties’ obligations under the New Secured Notes;

•	subject to certain exceptions, there being no continuing event that would lead to the termination of the Support Agreement;

•	the representations and warranties made by the Company Parties being true and correct in all material respects;

•	the Company’s payment on the Settlement Date to the Support Parties and the Backstop Party of all premiums and amounts due and payable on the Settlement Date in accordance with the Support Agreement and any related letter agreements; and

•	the Company’s payment of the reasonable and documented fees and expenses of certain legal advisors to the Support Parties.

Pursuant to and subject to the terms and conditions of the Support Agreement, the Backstop Party has agreed to purchase, and the Issuer has agreed to issue, upon consummation of the exchange offers, up to $50.0 million in aggregate principal amount of the Backstop Notes, which will be of the same series as, and fungible with, the New Secured Notes. The Backstop Notes will be issued, pursuant to Section 4(a)(2) under the Securities Act, in the Backstop Notes Private Placement, which is separate from the exchange offers. The Backstop Notes will be issued as financing for a portion of the cash consideration payable to the Eligible Holders of the 2017 Notes that elect the Notes and Cash Option in the exchange offers, and will be funded solely to the extent and in the amount necessary to fund such cash consideration, as follows (subject to original issue discount on the Backstop Notes):

•	The Company will fund the first $50.0 million of cash consideration;

•	The next $50.0 million of cash consideration will be funded by the Company and the Backstop Party (through the purchase of Backstop Notes) in an approximately 3:2 ratio; and

•	The next $50.0 million will be funded by the Company and the Backstop Party (through the purchase of Backstop Notes) in an approximately 2:3 ratio.

Pursuant to and subject to the terms and conditions of the Support Agreement, the Support Parties will receive certain premiums and payments in connection with the exchange offers (including, among other payments, a 2.0% lock-up premium payable with respect to the aggregate principal amount of Senior Notes they tender in the exchange offers) that will be payable in cash and as Premium Notes, which will be of the same series as, and fungible with, the New Secured Notes. The maximum aggregate principal amount of Premium Notes that will be issued, assuming the Support Parties do not acquire and tender additional Senior Notes subsequent to the date hereof, is approximately $7 million. The Premium Notes will be issued, pursuant to Section 4(a)(2) under the Securities Act, in the Premium Notes Private Placement, which is separate from the exchange offers. The Backstop Notes and Premium Notes issued in the Concurrent Private Placements are not being offered or issued in the exchange offers, and will not count towards the Total Cap. Therefore, the aggregate principal amount of notes issued under the New Secured Notes Indenture on the closing date that are of the same series as, and fungible with, the New Secured Notes issued in the exchange offers will exceed the Total Cap to the extent of the aggregate principal amount of the Backstop Notes and Premium Notes issued on such date.

In addition, in connection with the Support Agreement, two of the Support Parties (including the Backstop Party) were granted the MFN Right, in each case with respect to up to $50.0 million of their New Secured Notes (such that the two Support Parties collectively have an MFN Right with respect to up to $100.0 million of New Secured Notes). The MFN right will apply to any subsequent debt issuance, exchange transaction, or other transaction that (i) involves the issuance of new notes that are issued or guaranteed by the Issuer or any of the subsidiary guarantors or (ii) is otherwise offered to holders of the Senior Notes following the exchange offers (irrespective of the form of consideration involved, except that the MFN Right does not apply to any such transactions set forth in this clause (ii) in which the sole consideration offered is cash, including cash tender offers). Upon exercise, the MFN Right will entitle the holder to an effective adjustment (such adjustment to take the form contemplated in the immediately succeeding sentence) in the terms of their New Secured Notes such that they have received terms no less favorable (including, without limitation, with respect to interest rate, exchange ratio, premiums, fees or original issue discount, for backstop services or otherwise) than those terms offered in the applicable subsequent transaction triggering the MFN Right. The adjustment in terms will be effected pursuant to a private exchange transaction, payment, debt issuance, or other transaction required to implement the MFN Right. The Backstop Notes and other New Secured Notes held by the other Support Parties will be the same series, and be fungible with, the other New Secured Notes issued in the exchange offers. The MFN Right will be exercisable once with respect to any principal amount of New Secured Notes, and in any event will terminate on the maturity date of the New Secured Notes. In addition, the aggregate principal amount of New Secured Notes that are subject to the MFN Right will be reduced on a pro rata basis to the extent repurchased or treated as repurchased in any repurchase offer for the New Secured Notes. The MFN Right is personal to the party to which it was originally granted, and is not transferable in connection with a transfer of the New Secured Notes or otherwise. The MFN right will be subject to further definitive documentation to be agreed.